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                                                                   EXHIBIT 10.12



                 JOINT COOPERATION AND MASTER SERVICES AGREEMENT


         This JOINT COOPERATION AND MASTER SERVICES AGREEMENT (this "Agreement") is made and entered into this 1st day of January, 1999 (the "Effective Date"), by and between Networks Associates, Inc., a corporation organized and existing under the laws of the State of Delaware, and having its principal place of business at 3965 Freedom Circle, Santa Clara, CA 95054, (hereinafter referred to as "NAI"), and McAfee.com, a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 3965 Freedom Circle, Santa Clara, CA 95054 ("McAfee.com").

                                    RECITALS

         WHEREAS, the parties have determined to separate McAfee.com, formerly a wholly-owned subsidiary of NAI, into a separate, publicly traded company, and

         WHEREAS, the parties desire that McAfee.com and NAI provide each other with certain technology services on an ongoing basis.

         NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES HERETO HEREBY AGREE AS
FOLLOWS:

                                   SECTION 1

                       DEFINITIONS; STRUCTURE OF AGREEMENT

         1.1 Definitions. For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

                  (a) "Additional Services" shall have the meaning set forth in
                      Section 1.2.

                  (b) "Confidential Information" means all documents,
                      disclosures and written or oral statements disclosed by a party (the "Disclosing Party" ) to the other party (the "Receiving Party") shall be deemed "Confidential Information" unless clearly marked otherwise or if the information in such documents, disclosures or statements is non-confidential pursuant to Section 8 below. Except as provided herein, "Confidential Information" shall include, without limitation, proprietary, technical, marketing, operating, performance, cost, business pricing policies, programs, inventions, discoveries, trade secrets, techniques, processes, computer programming techniques, and all record bearing media containing or disclosing such information and techniques disclosed pursuant to this Agreement. Any source code or unlinked object files or modules disclosed by the Disclosing Party to the Receiving Party shall be deemed "Confidential Information" unless it is clearly and in writing marked as "Non-Confidential."


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                  (c) "Impracticable" shall have the meaning set forth in
                      Section 5.1.

                  (d) "Providing Company" shall mean, with respect to any
                      particular Service, the party or its Subsidiaries identified on the applicable Schedule 1 as the party to provide such Service.

                  (e) "Receiving Company" shall mean, with respect to any
                      particular Service, the party or its Subsidiaries identified on the applicable Schedule 1 as the party to receive such Service.

                  (f) "System" shall mean the software, hardware, data store or maintenance and support components or portions of such components of a set of information technology assets identified in the applicable Statement of Work attached hereto.

                  (g) "Technology Cross License Agreement" shall mean that
                      certain Technology Cross License Agreement between the parties of even date herewith.

         1.2 Agreement Structure. This Agreement is a master agreement for various services. The Agreement consists of this base agreement containing the basic terms which shall govern the overall relationship between the parties and the following schedules (the "SCHEDULES") which outline the terms upon which the Providing Company shall render specific services (the "SERVICES") to the Receiving Company and which Schedules are integrated herein by this reference:

Schedule A:       [Hosting Services]

         Additional Schedules for additional Services ("Additional Services") may be added to this Agreement after the Effective Date by the mutual agreement of the parties hereto, which agreement will be evidenced by mutual execution of a Schedule which references this Agreement. Each additional Schedule for new Services shall be subject to the terms and conditions of this Agreement. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND A SCHEDULE, THE TERMS OF THE SCHEDULE SHALL SUPERSEDE THE CONFLICTING PROVISIONS CONTAINED IN THIS BASE AGREEMENT.

         Any Schedule may be amended by the mutual agreement of the parties hereto, which amendment shall be memorialized in a revised Schedule (the "REVISED SCHEDULE") executed by the Parties.

         1.3 Statements of Work. There may be multiple projects under any one Schedule, the details of which shall be outlined in one or more Exhibits to such Schedule (each, a "STATEMENT OF WORK"). Each such Statement of Work shall reference this Agreement, shall be executed by the both of the Parties; and shall be subject to the terms and conditions of this Agreement.

                                    SECTION 2

                                    Services

         2.1 Services Generally. Except as otherwise provided herein, during the term of this Agreement, Providing Company shall provide or cause to be provided to Receiving Company the services described in the Schedules attached hereto. The service described on a single Statement of Work shall be referred to herein as a "Service". Collectively, the services described on all the Statements of Work shall be referred herein as "Services".


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         2.2      AVERT Services. During the term of the Technology Cross
License Agreement, and at no additional cost to McAfee.com, NAI shall cause NAI's anti-virus emergency response team ("AVERT") to provide information, research and development services to McAfee.com equivalent in all material respects to those afforded NAI including, without limitation, all available notice, research, solutions furnished by AVERT to NAI with respect to AVERT Data (defined below). Furthermore, NAI shall, and shall cause AVERT to mention, in any public announcement made by NAI or AVERT with respect to AVERT Data, both NAI and McAfee.com as potential sources of virus information and solutions. For purposes of the foregoing, "AVERT Data" means all information regarding computer viruses and all available research and solution furnished by AVERT to NAI with respect to any NAI product to which McAfee.com has a license pursuant to the Technology Cross License Agreement or to any McAfee.com product to which NAI has a license pursuant to the Technology Cross License Agreement.

                                   SECTION 3

                                  COMPENSATION.

         3.1 Charges for Services. Receiving Company shall pay Providing Company the charges, if any, set forth on the Statement of Work for each of the Services listed therein. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Statement of Work for a particular Service, provided, however, that any charges incurred in excess of any such estimate shall not justify stopping the provision of, or payment for, Services under this Agreement.

         3.2 Payment Terms. Providing Company shall bill Receiving Company monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Receiving Company shall pay Providing Company for all Services provided hereunder within thirty (30) days after receipt of an invoice therefor. Invoices for Services provided hereunder shall be sent monthly by the Providing Company unless otherwise agreed in a Statement of Work.

         3.3 Pricing Adjustments. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under any applicable arm's-length standards, then the parties, including a Providing Company subcontractor providing or receiving Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 3.4 shall be reflected in the parties, official books and records, and the resulting overpayment or underpayment shall create an obligation to be paid in the manner specified in
Section 3.2.

                                   SECTION 4

                     General Obligations; Standard of Care.

         4.1 Performance Metrics: Providing Company. Specific performance metrics for the Providing Company for a specific Service may be set forth in the corresponding Statement of Work. Where none is set forth, the Providing Company shall use reasonable efforts to provide Services in accordance with its policies, procedures and practices then in effect and shall exercise the same care and skill as it exercises in performing similar services for itself.

         4.2 Disclaimer of Warranties. PROVIDING COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED


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WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR
PURPOSE, WITH RESPECT TO THE SERVICES PROVIDED BY IT HEREUNDER.

         4.3 Performance Metrics: Receiving Company. Receiving Company shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the date hereof including providing information and documentation sufficient for Providing Company to perform the Services as they were performed before the date hereof and making available, as reasonably requested by the Providing Company, sufficient resources and timely decisions, approvals and acceptances in order that Providing Company may accomplish its obligations hereunder in a timely manner.

         4.4 Transitional Nature of Services; Changes. The parties acknowledge the transitional nature of the Services and that Providing Company may make changes from time to time in the manner of performing the Services if Providing Company is making similar changes in performing similar services for itself and if Providing Company furnishes to Receiving Company reasonable notice regarding such changes. Notwithstanding the foregoing, for a period of eighteen
(18) months from the Effective Date, Providing Company will not make any material change to Systems affecting Receiving Company without first providing thirty (30) days prior written notice and obtaining Receiving Company's prior written consent, which consent shall not be unreasonably withheld or delayed.

         4.5 Responsibility for Errors; Delays. Providing Company's sole responsibility to Receiving Company:

                  (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Receiving Company; provided, Receiving Company must promptly advise Providing Company of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions;

                  (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

         4.6 Good Faith Cooperation; Consents. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, providing electronic access to Systems used in connection with Services, performing true-ups and adjustments and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including without limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by the Receiving Company. The parties will maintain documentation supporting the information contained in the Statements of Work and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

         4.7 Alternatives. If Providing Company reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 4.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, the Providing Company shall use reasonable efforts to continue providing the Service or, in the case of Systems, to support the function to which the System relates or permit Receiving Company to have access to the


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System so Receiving Company can support the function itself. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Providing Company's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.

                                   SECTION 5

                              Certain Limitations.

         5.1 Impracticability. Providing Company shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Providing Company including unfeasible technological requirements, or to the extent the performance of such Services would require Providing Company to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract.

         5.2 Additional Resources. Except as provided in a Statement of Work for a specific Service, in providing the Services, Providing Company shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Receiving Company's data to Receiving Company or any alternate supplier of Services.

                                   SECTION 6

                                TERM; TERMINATION

         6.1 Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect in for a period of three (3) years unless earlier terminated under this Section 6. The duration of any Services pursuant to a Statement of Work may be set forth in such Statement. This Agreement may be extended by the parties in writing either in whole or with respect to one or more of the Services, provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Statement of Work for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Schedule 1 for that Service. Services shall be provided up to and including the date set forth in the applicable Statement of Work, subject to earlier termination as provided herein.

         6.2 Termination. In addition, subject to the provisions of Section 11 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does cure such breach (or take reasonable steps required under the circumstances to not cure such breach going forward) within sixty (60) business days after being given notice of the breach; provided, however, that the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Section 11 below prior to termination for breach.

         6.3 Survival. The following sections will survive any termination or expiration of this Agreement: 1, 2.3, 4.2, 6.3, 6.4, 7, 8.2, 9, 10, 11 and
12. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.


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         6.4      User Ids, Passwords. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto, to ensure that all applicable user IDs and passwords are canceled and that any applicable data pertaining solely to the other parties are deleted or removed from Systems.

         6.5 Subcontractors. Providing Company may engage a "Subcontractor" to perform all or any portion of Providing Company's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Section 10 regarding confidentiality below, and provided further that Providing Company remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                    SECTION 7

                                Indemnification.

         7.1 Indemnification. Each party will indemnify and hold harmless the other party and its directors, officers, employees and agents from any claims, losses, attorneys' fees, damages, liabilities, costs, expenses, or suits for bodily injury to any person (including employees or agents), physical damage to or loss of tangible property arising out of or resulting from any act or omission of the other party, its employees, agents or subcontractors arising from the performance of this Agreement; provided the indemnified party provides the indemnifying party with (i) prompt written notice of any such claim; (ii) reasonable cooperation in the defense of such claim (at the indemnifying party's sole expense) and (ii) sole control of the defense or settlement of any such claim. In no event, however, will either party be responsible for the sole negligence of the other party.

         7.2 Infringement Defense. To the extent Providing Company delivers or licenses any intellectual property to Receiving Company in performance of this Agreement, Providing Company's duty to defend Receiving Company against all claims incurred by Receiving Company based upon infringement of a third party patent or other intellectual property right shall be in accordance with the Technology Cross License Agreement.

                                   SECTION 8

                              Intellectual Property

         8.1 Software Deliverables. Unless otherwise agreed by the parties under a separate license or technology agreement, if Providing Company supplies Receiving Company with a deliverable that in whole or in part consists of software, firmware, or other computer code (referred to as a "Software Deliverable"), such Software Deliverables will be supplied in object code form only and will be subject to the Technology Cross License Agreement.

         8.2 Ownership. This Agreement and the performance of this Agreement will not affect the ownership of any copyrights or other intellectual property rights existing prior to the Effective Date. Neither party will gain, by virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other. Providing Company will own all


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copyrights, patents, trade secrets, trademarks and other intellectual property rights subsisting in the Software Deliverables and other works developed by Providing Company for purposes of this Agreement.

                                   SECTION 9

                                 Confidentiality

         9.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes contemplated by this Agreement any Confidential Information furnished to it by the disclosing party hereto, except that to the extent that it can be established by the receiving party by written proof that such Confidential
Information: was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                  (a) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                  (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

                  (c) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto.

         9.2 Permitted Use and Disclosures. Each party hereto may use or disclose information disclosed to it by the other party to the extent such use or disclosure is reasonably necessary in complying with applicable law or governmental regulations, or exercising its rights hereunder to develop or commercialize the products licensed pursuant to the Technology Cross License Agreement, provided that if a party is required to make any such disclosure of another party's confidential information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter party of such disclosure and, will use its best efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

         9.3 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, disclosures may be made as required by securities or other applicable laws, or to actual or prospective corporate partners, or to a party's accountants, attorneys and other professional advisors.

                                   SECTION 10

                            Limitation of Liability.

         10.1 Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE USE OR DISTRIBUTION OF LICENSED SOFTWARE BY NAI OR ANY THIRD PARTY, WHETHER UNDER THEORY OF CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, PRODUCT LIABILITY OR OTHERWISE.


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         10.2     Total Liability. EXCEPT WITH RESPECT TO DAMAGES ARISING OUT OF
SECTION 8, OR SECTION 9, IN NO EVENT SHALL EITHER PARTY'S LIABILITY EXCEED THE TOTAL AMOUNT PAID BY BOTH PARTIES UNDER THIS AGREEMENT.

                                   SECTION 11

                               Dispute Resolution.

         Dispute Resolution. If the parties are unable to resolve any dispute, controversy or claim arising out of this Agreement, either McAfee.com or NAI may, by written notice to the other, first have such dispute referred to the Chief Financial Officer (or equivalent), or such officer's agent who is fully empowered to act on such officer's behalf, of each party for attempted resolution by good faith negotiations within five (5) business days after such notice is received. If not resolved within such five (5) business day period, the parties shall escalate the dispute to their respective Chief Operating Officer (or equivalent), or such officer's agent who is fully empowered to act on such officer's behalf, for resolution within fifteen (15) business days after expiration of the initial five (5) day period. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by face to face meetings within the time periods stated above. If the parties are unable to resolve such dispute in accordance with the aforementioned procedure or within such twenty (20) business day period (total), either party shall have the right to pursue settlement in a court of law consistent with Section 12.1 herein.

                                   SECTION 12

                                 Miscellaneous.

         12.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles.

         12.2 Independent Contractors. The relationship of NAI and McAfee.com established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever. Except as expressly set forth herein, all financial and other obligations associated with each party's activities hereunder shall be the sole responsibility of such party.

         12.3 Notices. All notices between NAI and McAfee.com shall be in writing and delivered by hand or by certified mail, return receipt requested, addressed to McAfee.com or NAI at the respective addresses set forth below, and shall be effective upon receipt. Any person entitled to notice hereunder may change its address by giving written notice to all others entitled to notice.


         Notices to NAI will be addressed to:
         3965 Freedom Circle
         Santa Clara, CA 95054
         Attn:  VP of Legal Affairs


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         Notices to McAfee.com will be addressed to:
         Attn: General Counsel

         12.4 Force Majeure. Failure on the part of either party hereto to meet any of the terms and conditions contained herein because of any governmental restriction, strike or major labor disturbance, war, revolution, riot, earthquake, fire, or flood shall not constitute a breach of this Agreement and shall excuse the party involved from any action by the other party hereto, based upon the said failure to perform.

         12.5 Waiver; Entire Agreement; Partial Invalidity. In the event either party shall at any time waive any of its rights under this Agreement or waive the performance by the other party of any of its obligations hereunder, such waiver shall not be construed as a continuing waiver of the same rights or obligations or a waiver of any other rights or obligations. This Agreement (which includes the Schedules and Exhibits hereto) constitutes the entire agreement between the parties as to the subject matter hereof and merges and supersedes all prior discussions between the parties as to the subject matter hereof. This Agreement may not be changed or terminated except by a written amendment signed by both parties. Any provision of this Agreement that shall be or is determined to be invalid shall be ineffective, but such invalidity shall not affect the remaining provisions hereof. The titles to the paragraphs hereof are for convenience only and have no substantive effect. This Agreement has been prepared jointly by the parties and shall not be construed against one party as the draftsman thereof.

         12.6 Non-Assignability and Binding Effect. Neither party shall, without the prior written consent of the other party, transfer or assign this Agreement in whole or in part, whether by operation of law or otherwise, to any third party (including affiliated companies) without the prior written consent of the other party. Any purported transfer or assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will inure to the benefit of the parties and their permitted successors and assigns.

         12.7 Injunctive Relief. McAfee.com acknowledges that its failure to perform any of the material terms or conditions of this Agreement shall result in immediate and irreparable damage to NAI. McAfee.com also acknowledges that there may be no adequate remedy at law for such failure and that, in the event thereof, NAI shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law or in equity.

         12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

         12.9 Compliance with Laws. In exercising their rights under this Agreement, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the Effective Date.

McAfee.com                                           Network Associates, Inc.



By: /s/ SRIVATS SAMPATH              By: /s/ PRABHAT GOYAL
    ------------------------------       --------------------------------
Name:   Srivats Sampath              Name:   Prabhat Goyal
Title:  Chief Executive Officer      Title:  Chief Financial Officer

                                   SCHEDULE A
                                Hosting Services

          McAfee.com shall use commercially reasonable efforts to provide sufficient technical services to maintain the NAI website located at www.nai.com and/or any successor site agreed to by the parties in a manner substantially similar to those services McAfee.com provides itself in the maintenance and support of its websites.
          NAI shall pay McAfee.com a fee for such services in an amount equal to ten percent (10%) the total of McAfee.com's total Technology Costs, as set forth in McAfee.com quarterly financial statements, plus a ten percent (10%) service charge.
          McAfee.com shall provide such services from January 1 , 1999 until December 31, 2000 unless otherwise agreed in writing by the parties.